UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2026

DEEP ISOLATION NUCLEAR, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-56406	87-4225965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Addison Street, Suite 300 Berkeley, CA	94704
(Address of Principal Executive Offices)	(Zip Code)

(509)-943-5222

(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2026, the Board of Directors (the “Board”) of Deep Isolation Nuclear, Inc. (the “Company”) unanimously appointed Mr. Ralph L. Hunter as a Class C director, effective immediately.

Mr. Hunter, age 60, has more than thirty-five years of experience in the nuclear power generation industry. He is the Chairman and CEO of RC Nuclear Consultants, LLC, which advises investors, data center developers, technology companies and power offtakers on financing, siting, licensing, technology selection and operations across the advanced nuclear landscape. Mr. Hunter previously served as the President and CEO of Orion Nuclear Energy Corporation, the President and Chairman of Constellation Generation Development, LLC, the Executive Vice President of JExel Nuclear Company, and a director on the board of Rolls-Royce SMR Limited. Mr. Hunter also served as the Chair of the U.S. Civil Nuclear Trade Advisory Committee and Co-Chair of the U.S.-Japan Business Council’s nuclear working group. Mr. Hunter also currently serves as a director of ASP Isotopes Inc., a company engaged in the development of isotope enrichment technology for the medical, semiconductor and green energy sectors.

Mr. Hunter will serve as a Class C Director of the Company, with a term expiring at the 2028 annual meeting of the Company’s stockholders. The Board has affirmatively determined that Mr. Hunter is “independent” within the meaning of Nasdaq’s and the Securities and Exchange Commission’s (the “SEC”) corporate governance rules.

Mr. Hunter was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person. There are no related party transactions between Mr. Hunter or any member of his immediate family and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Hunter will be compensated for his service as a director on the same basis as the Company’s other non-employee directors, which compensation will be pro-rated for service until the end of the current fiscal year. Payment of Mr. Hunter’s compensation for his service on the Board will be made in quarterly installments. In addition, as a component of his compensation for service on the Board and consistent with the equity incentive compensation granted to each other non-executive director of the Board, Mr. Hunter received a discretionary grant of equity incentive awards consisting of 43,333 restricted stock units (“RSUs”) with a market value of $130,000 based on a price of $3.00 per share. Such awards were granted effective January 21, 2025, pursuant to the Company’s 2025 Equity Incentive Plan (the “Plan”). The description of the equity incentive awards granted to Mr. Hunter included in this Item 5.02 is qualified in its entirety by the full text of the form of RSU agreement and the Plan, each of which is filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2025.

In connection with Mr. Hunter’s appointment to the Board, the Company and Mr. Hunter have entered into the Company’s standard form of indemnification agreement. This agreement requires the Company to indemnify Mr. Hunter to the fullest extent permitted by applicable law for certain liabilities to which he may become subject as a result of his service as a director of the Company. The foregoing summary of the indemnification agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form indemnification agreement, a copy of which is filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2025.

Item 7.01 Regulation FD Disclosure

On January 23, 2026, the Company issued a press release announcing Mr. Hunter’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly incorporated by reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 23, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP ISOLATION NUCLEAR, INC.

Date: January 23, 2026	By:	/s/ Rodney Baltzer
Rodney Baltzer
President and Chief Executive Officer

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